EXHIBIT 99.1

              Team Inc. Announces Second Quarter Results

    ALVIN, Texas--(BUSINESS WIRE)--Jan. 12, 2005--Team Inc. (AMEX:TMI) today reported earnings for the quarter ending Nov. 30, 2004 of $0.16 per diluted share compared to $0.19 per diluted share in the prior year quarter. Year to date, the company's earnings were $0.19 per diluted share compared to $0.35 in the prior year period.
    Revenues for the second quarter were $51.8 million, up 101% from the prior year. Operating profit was $3.1 million, up 21% from the prior year quarter. Second quarter net income was $1.4 million, down 7% from the prior year results.
    "As we reported in an earlier press release, the primary cause of Team's earnings shortfall during the quarter was weak profit performance from the recently acquired heat treating and inspection businesses," said Phil Hawk, Team's chairman and CEO. "Revenues increased substantially from very weak first quarter levels and were in line with expectations. However, the operating profit margins associated with our acquired businesses were well below our targets for the quarter. We continue to believe that the overall profit margins of our heat treating and inspection businesses will be similar to our mechanical services segments. Our near-term challenge is to work through our integration activities, complete the installation of our financial systems, and restore our organizational focus back on efficient service execution," added Hawk. "We are making good progress on our integration activities, and we expect to see significant improvement in our results over the next several months."

    Industrial Services Segment

    Industrial services revenues were $48.4 million, up $25.1 million or 108% from the prior year quarter. The bulk of this growth was from the acquired businesses, with the remainder representing organic growth. The overall organic growth rate for the previously existing businesses was about 10%. Operating profit for the segment was $4.8 million, up 19% from the prior year quarter. The resulting profit margin was 10% versus 17% in the prior year quarter. "The leverage from improved profit margins in our acquired businesses is substantial. Had the acquired businesses achieved margins similar to Team's historical industrial services businesses - which would have resulted in a 10 percentage point overall operating margin improvement
- then Team's earnings for the quarter would have more than doubled, increasing about $0.18 per diluted share for the quarter," said Hawk.
    "For the second half of the year, the activity outlook is very promising for both the historical services and the new services. We are expecting a very active turnaround schedule throughout the spring that should lead to attractive revenue growth across all the turnaround-related service lines. A number of large international projects already awarded to Team have been scheduled during the remainder of the year. In addition, we have already incorporated our new services into several of our multi-service, multi-plant agreements, which should lead to further growth opportunities with those customers," said Hawk.

    Equipment Sales and Rental Segment

    For the quarter, the Equipment Sales and Rental segment posted $3.5 million in revenues -- 37% higher than the same quarter last year. Operating profit for the quarter was $219,000, reversing a year-earlier loss of about $200,000. (In the prior year quarter, the company took a $175,000 charge related to a sales tax matter). "Climax continues to build its business base with a combination of standard products and custom machinery sales growth," reported Hawk. "The outlook for the remainder of the year is attractive."

    Corporate Costs

    For the quarter, corporate costs increased 50% over last year's quarter -- to $1.9 million, reflecting the absorption of finance, human resources, and systems activities for the former Cooperheat-MQS that are being integrated into Team's corporate functions.

    Business Outlook

    "We are obviously disappointed in our year-to-date results but remain very confident about both our strategic position and our future earnings prospects," said Hawk. "The new acquisitions continue to represent an exciting expansion of our industrial service business with very attractive profit growth. We expect significant profit margin improvement in the new businesses in the second half of this year as we complete many of the integration activities and increase focus back on managing our daily service activities," added Hawk.
    "As indicated previously, we are not at this point comfortable projecting specific margins that we will achieve over the next two quarters," said Hawk. "Over the next few months, as we gain experience with this business and better understand its performance issues and improvement trends, we plan to reinstate company earnings estimates."
    The company remains confident that once the transition is completed overall earnings will approximately double for fiscal year 2006. None of the short-term performance difficulties have changed the company's assessment of this opportunity in any way.

    Earnings Conference Call

    As previously announced, the Company has scheduled an earnings conference call Jan. 13th at 11:00 a.m. Eastern Standard Time (10:00 a.m. CST). The call will be broadcast over the Web by Vcall and can be accessed on Team's Web site, www.teamindustrialservices.com. Individuals wishing to participate in the conference call by phone can call 1-888-896-0862 and ask to join the "Team IR" call.
    Team Inc. is a professional, full-service provider of specialty industrial services. Team's current industrial service offering encompasses on-stream leak repair, hot tapping, fugitive emissions monitoring, field machining, technical bolting, field valve repair, NDE inspection and field heat treating. All these services are required in maintaining high temperature, high pressure piping systems and vessels utilized extensively in the refining, petrochemical, power, pipeline, and other heavy industries. Team's inspection services also serve the aerospace and automotive industries. Headquartered in Alvin, Texas, the Company operates in over 50 customer service locations throughout the United States. The Company also serves the international market through both its own international subsidiaries as well as through licensed arrangements in 14 countries. Team Inc. common stock is traded on the American Stock Exchange under the ticker symbol "TMI".

    Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act. Such information is subject to certain assumptions and beliefs based on current information known to the Company and is subject to factors that could result in actual results differing materially from those anticipated in the forward-looking statements contained herein. Such factors include domestic and international economic activity, interest rates, and market conditions for the Company's customers, regulatory changes and legal proceedings, and the Company's successful implementation of its internal operating plans. Accordingly, there can be no assurance that the forward-looking statements contained herein will occur or that objectives will be achieved.


                      TEAM INC. AND SUBSIDIARIES
                     SUMMARY OF OPERATING RESULTS

                     Three Months Ended         Six Months Ended
                        November 30,              November 30,
                  ------------------------- -------------------------
                      2004         2003         2004         2003
                  ------------ ------------ ------------ ------------

Total Revenues    $51,835,000  $25,807,000  $84,992,000  $50,725,000
                  ============ ============ ============ ============

Gross Margin      $17,798,000  $10,219,000  $29,132,000  $20,331,000

Selling, general
 and
 administrative
 expenses         $14,655,000   $7,598,000  $25,078,000  $15,316,000

Non-cash
 compensation
 charge                $5,000      $31,000     $228,000      $62,000
                  ------------ ------------ ------------ ------------
Earnings before
 interest and
 taxes (EBIT)      $3,138,000   $2,590,000   $3,826,000   $4,953,000
                  ============ ============ ============ ============

Pre-tax income     $2,334,000   $2,456,000   $2,768,000   $4,674,000

Income tax
 expense             $887,000     $904,000   $1,052,000   $1,760,000
                  ------------ ------------ ------------ ------------

Net income         $1,447,000   $1,552,000   $1,716,000   $2,914,000
                  ============ ============ ============ ============
Net income per
 common share-
 basic                  $0.18        $0.20        $0.21        $0.38
                  ============ ============ ============ ============
Net income per
 common share-
 diluted                $0.16        $0.19        $0.19        $0.35
                  ============ ============ ============ ============
Weighted average
 shares
 outstanding:
   Basic            8,142,000    7,599,000    8,104,000    7,605,000
   Diluted          9,016,000    8,285,000    8,933,000    8,267,000

Revenues
 Comprised of:
  Industrial
   Services
    Team Mechanical
     Services     $21,932,000  $19,977,000  $41,302,000  $39,054,000
    Team
     Cooperheat-
     MQS           26,453,000    3,305,000   36,873,000    6,543,000
                  ------------ ------------ ------------ ------------
      Total
       Industrial
       services   $48,385,000  $23,282,000  $78,175,000  $45,597,000
  Equipment sales
   and rentals      3,450,000    2,525,000    6,817,000    5,128,000
                  ------------ ------------ ------------ ------------
Total Revenues    $51,835,000  $25,807,000  $84,992,000  $50,725,000
                  ============ ============ ============ ============

Gross Margins
 Comprised of:
  Industrial
   Services
    Team
     Mechanical
     Services      $8,812,000   $8,006,000  $15,884,000  $16,038,000
    Team
     Cooperheat-
     MQS            7,604,000    1,175,000   10,523,000    2,209,000
                  ------------ ------------ ------------ ------------
      Total
       Industrial
       services   $16,416,000   $9,181,000  $26,407,000  $18,247,000
  Equipment sales
   and rentals      1,382,000    1,038,000    2,725,000    2,084,000
                  ------------ ------------ ------------ ------------
Total gross
 margin           $17,798,000  $10,219,000  $29,132,000  $20,331,000
                  ============ ============ ============ ============

EBIT, by segment:
  Industrial
   Services        $4,770,000   $4,021,000   $6,695,000   $7,671,000
  Equipment sales
   and rentals        219,000     (199,000)     375,000     (294,000)
  Corporate        (1,851,000)  (1,232,000)  (3,244,000)  (2,424,000)
                  ------------ ------------ ------------ ------------
                   $3,138,000   $2,590,000   $3,826,000   $4,953,000
                  ============ ============ ============ ============


                      TEAM INC. AND SUBSIDIARIES
            SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
                     NOVEMBER 31 AND MAY 31, 2004

                                          November 31     May 31
                                             2004          2004
                                         ------------- -------------
Current Assets                            $66,065,000   $41,267,000

Net Property, Plant and Equipment         $27,270,000   $15,885,000

Other non-current assets                  $32,360,000   $17,244,000
                                         ------------- -------------
Total Assets                             $125,695,000   $74,396,000
                                         ============= =============

Current Liabilities                       $20,646,000   $13,555,000

Long term debt                            $57,956,000   $17,095,000

Other non-current liabilities and taxes    $1,461,000    $1,447,000

Stockholders' equity                      $45,632,000   $42,299,000
                                         ------------- -------------
Total liabilities and Stockholders'
 Equity                                  $125,695,000   $74,396,000
                                         ============= =============


    CONTACT: Team Inc.
             Philip J. Hawk or Ted W. Owen, 281-331-6154